Exhibit 77(O)

Rule 10f-3 Transactions
October 1, 2016 through March 31, 2017 Reported Transactions


Adviser/
Subadviser
Funds(s)
Date
Transaction
(Description)
Affiliated
Underwriter
Executing
Broker
Price
Public
Offering
Price
Type of
Underwriting
Affirmation
as to
Reasonableness
of Commission,
Spread or Profit
Issuer of Securities in
Operation for 3 or More
Years
Aggregate Amount of
Securities Purchased by
Adviser/Subadviser < 25%
of Issuance
Goldman
Sachs
Investment
Strategies,
LLC
BAMSF
3/2/17
Snap Inc.
Goldman,
Sachs & Co.
Morgan
Stanley &
Co. LLC
$17.00
$17.00
Firm
commitment
Yes
Yes
Yes